EXHIBIT 99.1
CADENCE PHARMACEUTICALS REPORTS SECOND QUARTER 2007
FINANCIAL RESULTS
SAN DIEGO, CA – August 14, 2007– Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, announced today unaudited financial results for the second quarter and six months ended June 30, 2007. Cadence reported a net loss for the second quarter of 2007 of $14.9 million, or $0.52 per share, compared to a net loss of $6.2 million, or $4.92 per share, in the second quarter of 2006. For the six months ended June 30, 2007, the company reported a net loss of $24.5 million, or $0.86 per share, compared to a net loss of $35.4 million, or $28.50 per share for the six months ended June 30, 2006.
As of June 30, 2007, Cadence held cash and cash equivalents of $66.9 million.
“We remain keenly focused on executing the development programs for our two Phase III product candidates, intravenous acetaminophen and Omigard™,” said Ted Schroeder, Cadence’s President and Chief Executive Officer. “As a result, we are on track to meet our clinical development objectives and are making good progress on pre-commercialization manufacturing development activities for both product candidates. In particular, we are pleased with the recent execution of a development and supply agreement for IV acetaminophen with Baxter Healthcare, a leading global contract manufacturer, which we believe will position us to meet the anticipated demand for this important product candidate upon commercialization and for several years thereafter.”
Financial Results
Total operating expenses for the second quarter of 2007 were $15.7 million, compared to $6.6 million for the second quarter of 2006. The increase in operating expenses was primarily due to a $7.8 million increase in research and development expenses related to the company’s ongoing Phase III clinical trials of Omigard and IV acetaminophen. In addition, the increased operating expenses were due to pre-commercialization manufacturing development activities for IV acetaminophen, increased personnel related costs due to the planned hiring of staff to support the company’s clinical and regulatory efforts, and a $1.0 million increase in general and administrative expenses due to increases in labor related costs, costs related to operating as a public company, insurance costs and depreciation expense.
For the six months ended June 30, 2007, operating expenses were $26.0 million, compared to $35.9 million for the six months ended June 30, 2006. The decrease in operating expenses was primarily related to a one-time initial license fee of $25.3 million incurred by Cadence during the first quarter of 2006 in connection with the acquisition of rights to IV acetaminophen. This decrease was partially offset by a $12.6 million increase in costs during the first six months of 2007 related to the company’s ongoing Phase III clinical trials of Omigard and IV acetaminophen, pre-commercialization manufacturing development activities for IV acetaminophen, personnel related costs due to the planned hiring of staff to support the company’s clinical and regulatory efforts, and a $2.3 million increase in general and administrative expenses due to increases in stock-based compensation, labor related costs, costs related to operating as a public company, depreciation expense and insurance costs.

Recent Highlights and Developments
•	On July 26 2007, Cadence announced that the FDA agreed with the company’s plan to increase enrollment in the ongoing Phase III clinical trial of Omigard from 1,250 to 1,850 patients in order to maintain the statistical power of the study in light of a re-analysis of data from the initial Phase III clinical trial of Omigard. The company currently anticipates completing enrollment of its new goal of 1,850 patients in the second quarter of 2008 and, if the results are positive, submitting a New Drug Application for Omigard in the first half of 2009.

•	Also in July, 2007, Cadence signed a development and supply agreement with Baxter Healthcare Corporation for the completion of pre-commercialization manufacturing development activities and the manufacture of commercial supplies of finished drug product for IV acetaminophen.

•	In June 2007, the company completed enrollment of the original target of 1,250 patients in the Omigard clinical trial two months ahead of schedule.
Conference Call and Webcast at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Cadence management will host a conference call on Tuesday, August 14, 2007 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss financial results for the second quarter ended June 30, 2007. Interested investors may participate in the conference call by dialing (888) 802-2225 (domestic) or (913) 312-1268 (international). To access the webcast, please log on to the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, intravenous acetaminophen, for the treatment of acute pain and fever, and Omigard (omiganan pentahydrochloride 1% aqueous gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.
Forward-Looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding: the anticipated completion of the increased enrollment of patients in the ongoing Phase III clinical trial of Omigard; the potential for filing New Drug Applications, or NDAs, for Omigard and IV acetaminophen and the timing of any such filings; and the expected progress in achieving clinical and pre-commercialization manufacturing development objectives for both product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: the progress and results of the company’s clinical trials of IV acetaminophen and Omigard, including any delays in commencing or completing enrollment; unexpected adverse side effects or inadequate therapeutic efficacy of IV acetaminophen or Omigard that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; the adequacy of the trial designs for Cadence’s on-going Phase III clinical trials of Omigard and IV acetaminophen to generate data that are deemed sufficient by regulatory authorities to support potential regulatory filings, including NDAs; any failure by Cadence’s contract manufacturers or suppliers to produce its product candidates in the required volumes on a timely basis, or to comply with applicable regulations; any uncured, material breaches of the agreements with, or termination or disruption of the company’s relationships with, its contract manufacturers or suppliers; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for IV acetaminophen or Omigard; the scope and validity of patent protection for IV acetaminophen or Omigard; the company’s ability to maintain patent protection for its product candidates and to commercialize its product candidates without infringing the patent rights of others; the market potential for pain, fever, local catheter site infections and other target markets, and the company’s ability to compete; the potential to attract a strategic collaborator and terms of any related transaction; the company’s ability to raise sufficient capital; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Cadence™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.
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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

Anna Gralinska
Director, Investor Relations
Cadence Pharmaceuticals, Inc.
858-436-1452

Susan Neath
Media Relations
Porter Novelli Life Sciences
619-849-6007

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$12,754,991	$4,928,724	$20,996,795	$33,663,970
Marketing	466,354	220,783	768,537	316,541
General and administrative	2,435,940	1,430,631	4,263,532	1,967,980

Total operating expenses	15,657,285	6,580,138	26,028,864	35,948,491

Loss from operations	(15,657,285)	(6,580,138)	(26,028,864)	(35,948,491)

Other income, net	722,696	381,333	1,534,577	508,606

Net loss	$(14,934,589)	$(6,198,805)	$(24,494,287)	$(35,439,885)

Basic and diluted net loss per share(1)	$(0.52)	$(4.92)	$(0.86)	$(28.50)

Shares used to compute basic and diluted net loss per share(1)	28,546,033	1,260,132	28,475,594	1,243,500

(1)	As a result of the issuance of 6,900,000 shares of common stock in the Company’s initial public offering in the fourth quarter of 2006 and the conversion of the Company’s preferred stock into 19,907,605 shares of common stock upon completion of the Company’s initial public offering, there is a lack of comparability in the basic and diluted net loss per share amounts for the periods presented above.

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,922,662	$86,825,526
Restricted cash	1,981,849	347,849
Prepaid expenses and other current assets	759,269	820,311

Total current assets	69,663,780	87,993,686

Property and equipment, net	4,716,313	3,558,618
Restricted cash	1,233,281	1,233,281
Other assets	444,832	536,042

Total assets	$76,058,206	$93,321,627

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$5,040,081	$2,073,726
Accrued liabilities	10,959,172	7,378,750
Current portion of long-term debt	2,687,790	2,338,010

Total current liabilities	18,687,043	11,790,486

Deferred rent	1,347,069	1,460,109
Long-term debt, less current portion	3,279,753	4,661,990
Other long-term liabilities	22,048	—
Total stockholders’ equity	52,722,293	75,409,042

Total liabilities and stockholders’ equity	$76,058,206	$93,321,627